As filed with the Securities and Exchange Commission on April 21, 2025

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spirit Aviation Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-3711797
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1731 Radiant Drive Dania Beach, Florida	33004
(Address of Principal Executive Offices)	(Zip Code)

Spirit Aviation Holdings, Inc. 2025 Incentive Award Plan

(Full title of the plan)

Thomas C. Canfield

Senior Vice President, General Counsel and Secretary

1731 Radiant Drive

Dania Beach, Florida 33004

(954) 447-7920

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Travis Triano

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

As previously disclosed, on November 18, 2024, Spirit Airlines, Inc. (“Former Spirit”), and subsequently on November 25, 2024, its subsidiaries (collectively with Former Spirit, the “Debtors”), filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court of the Southern District of New York. The Debtors filed a pre-arranged chapter 11 plan of reorganization and related disclosure statement (collectively, the “Plan of Reorganization”). On March 12, 2025, the Debtors satisfied the remaining conditions precedent to consummation of the Plan of Reorganization, the Plan of Reorganization became effective in accordance with its terms and the Debtors emerged from Chapter 11. In connection with the satisfaction of the conditions to effectiveness as set forth in the Confirmation Order and in the Plan of Reorganization, Former Spirit completed a corporate reorganization pursuant to which Spirit Aviation Holdings, Inc., a Delaware corporation (the “Company") became the new parent company of the Debtors, with Former Spirit becoming a wholly owned subsidiary of Spirit and converted from a Delaware corporation to a Delaware limited liability company. The Company is the successor registrant to Former Spirit.

This Registration Statement is being filed by the Company to register 4,032,258 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), issuable under the Spirit Aviation Holdings, Inc. 2025 Incentive Award Plan (the “2025 Plan”), which became effective as of April 16, 2025 (the “Effective Date”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2025 Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 3, 2025;

(b) The Company’s Current Reports on Form 8-K filed with the Commission on January 16, 2025, February 21, 2025, March 13, 2025, (including the amendments thereto filed on March 24, 2025 and April 1, 2025), April 2, 2025, April 7, 2025 and April 17, 2025; and

(c) The description of the Company’s Common Stock that is contained in Item 5.03 of the Company’s Current Report on Form 8-K filed by the Company with the Commission on March 13, 2025, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such reports or documents. The Company is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

As permitted by Section 102 and Section 145 of the DGCL, the Company’s certificate of incorporation includes provisions that limit the personal liability of its directors and officers for monetary damages and that permits the indemnification of its directors, officers, employees and other agents to the fullest extent permitted under the DGCL.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the Company provide that:

•	the Company is obligated to indemnify its directors and officers to the fullest extent permitted by the DGCL;

•	the Company is further obligated to advance expenses incurred by its directors and officers in advance of the final disposition of any action or proceeding;

•	the Company may indemnify its employees and other agents to the fullest extent permitted by the DGCL; and

•	the Company shall secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under the provisions of the DGCL.

The Company has entered into separate indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company intends to enter into indemnification agreements with new directors and executive officers in the future as determined by its board of directors.

The indemnification provisions of the indemnification agreements entered into, or to be entered into, between the Company and its directors may be sufficiently broad to permit indemnification of the Company’s directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of Spirit Aviation Holdings, Inc., dated as of March 12, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on March 13, 2025)

3.2	Amended and Restated Bylaws of Spirit Aviation Holdings, Inc., dated as of March 12, 2025 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on March 13, 2025)

5.1*	Opinion of Davis Polk & Wardwell LLP.

23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page hereto).

99.1*	Spirit Aviation Holdings, Inc. 2025 Incentive Award Plan.

107.1*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or the “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dania Beach, State of Florida, on the 21st day of April, 2025.

SPIRIT AVIATION HOLDINGS, INC.

By:	/s/ Thomas C. Canfield
Name:	Thomas C. Canfield
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints John Bendoraitis, Thomas C. Canfield and Frederick S. Cromer, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Spirit Aviation Holdings, Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Davis	President, Chief Executive Officer and Director	April 21, 2025
David Davis	(Principal Executive Officer)

/s/ Frederick S. Cromer	Executive Vice President and Chief Financial Officer	April 21, 2025
Frederick S. Cromer	(Principal Financial Officer)

/s/ Griselle Molina	Vice President and Controller	April 21, 2025
Griselle Molina	(Principal Accounting Officer)

/s/ Timothy Bernlohr	Director	April 21, 2025
Timothy Bernlohr

/s/ Eugene Davis	Director	April 21, 2025
Eugene Davis

/s/ Robert Milton	Director	April 21, 2025
Robert Milton

/s/ Andrea Fischer Newman	Director	April 21, 2025
Andrea Fischer Newman

/s/ David N. Siegel	Director	April 21, 2025
David N. Siegel

/s/ Radha Tilton	Director	April 21, 2025
Radha Tilton